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                                                                     Exhibit 4.2

                               ROADWAY CORPORATION

                        2001 EMPLOYEE STOCK PURCHASE PLAN


SECTION 1.  PURPOSE

         This 2001 Employee Stock Purchase Plan (the "Plan") is an amendment and restatement of the Roadway Express, Inc. 1996 Employee Stock Purchase Plan. The Plan is intended to advance the interests of Roadway Corporation (the "Company"), its subsidiaries and its stockholders and to strengthen the Company's and its subsidiaries' ability to attract and retain employees who have the training, experience and ability to enhance the profitability of the Company and its subsidiaries and to reward employees of the Company and its subsidiaries upon whose judgment, initiative and effort the successful conduct and development of their business largely depends. It is further intended that options issued pursuant to this Plan shall constitute options issued pursuant to an "employee stock purchase plan" within the meaning of Section 423 of the Internal Revenue Code of 1986, as amended from time to time (the "Code"). The purpose of this amendment and restatement of the Plan is to reflect the formation of the Company and the exchange of common shares of Roadway Express, Inc. for common shares of the Company pursuant to the Agreement and Plan of Merger by and among Roadway Express, Inc., Roadway Merger Corp. and Roadway Corporation dated May 29, 2001.

SECTION 2.  ADMINISTRATION

         The Plan shall be administered by the Compensation Committee of the Board of Directors of the Company or such other committee of not less than two members of the Board of Directors appointed by the Board of Directors (the "Committee"). The majority of the Committee shall constitute a quorum, and the action of a majority of the members of the Committee present at any meeting at which a quorum is present, or acts unanimously approved in writing, shall be the acts of the Committee.

         The interpretation and construction by the Committee of any provision of the Plan or of any option granted under it shall be final. The Committee may establish any policies or procedures which in the discretion of the Committee are relevant to the operation and administration of the Plan and may adopt rules for the administration of the Plan. No member of the Committee shall be liable for any action or determination made in good faith with respect to the Plan or any option granted under it.


SECTION 3.  ELIGIBILITY

         All employees (as defined below) of the Company or of any subsidiary (as defined below) of the Company who are not executive officers (as defined below) and who have been


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employed by the Company or by a subsidiary of the Company for 6 months or more on the date of any grant of options pursuant to the Plan shall be offered options under the Plan to purchase the Company's common stock, $.01 par value per share ("Common Stock"), except that no employee shall be granted an option under the Plan if, immediately after the option was granted, such employee would own stock possessing 5 percent or more of the total combined voting power or value of all classes of stock of the Company or of any subsidiary of the Company. For purposes of this paragraph, stock ownership of an individual shall be determined under the rules of Section 424(d) of the Code, and stock which the employee may purchase under outstanding options shall be treated as owned by the employee.

         For purposes of the Plan, the term "employee" shall not include an employee whose customary employment is less than 20 hours per week. For purposes of the Plan, the term "subsidiary" shall mean any corporation that the Company controls, through one or more intermediaries, by ownership of 50 percent or more of such corporation's outstanding voting securities, and the term "executive officer" shall mean any employee who is subject to the requirements of Section 16(a) of the Securities Exchange Act of 1934.


SECTION 4.  STOCK

         The stock subject to the options granted under the Plan shall be shares of authorized but unissued or reacquired Common Stock. The aggregate number of shares which may be purchased under the Plan shall not exceed 800,000 shares of Common Stock; provided, however, that such shares (1) may be supplemented by shares of Stock authorized but not granted under the following Company plans:
Management Incentive Stock Plan, Equity Ownership Plan, Nonemployee Directors' Stock Option Plan and Nonemployee Directors' Equity and Deferred Compensation Plan ("stock related plans") and (2) shall be reduced by any shares authorized under this Plan designated to be used to grant awards under any other stock related plan in excess of the shares authorized under such other plan. In the event that the number of shares subject to options to be granted pursuant to any offering under the Plan exceeds the number of shares available to be purchased under the Plan, the shares available to be purchased shall be allocated on a pro rata basis among the options to be granted.


SECTION 5.  TERMS AND CONDITIONS OF OPTIONS

         Options granted pursuant to the Plan shall be evidenced by agreements in such form as the Committee shall from time to time approve, provided that all employees granted such options shall have the same rights and privileges (except as otherwise provided in subparagraphs (a) and (e) below), and provided further that such options shall comply with and be subject to the following terms and conditions:

                           (a) NUMBER OF SHARES. Each option granted hereunder shall state the number of shares to which it pertains, which number shall be determined, prior to the date of granting of such option, with respect to the employee to whom such option is offered, in accordance with uniform policies and procedures established by the Committee;



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         PROVIDED, HOWEVER, that the number of shares to which any option may pertain shall not exceed a maximum number to be computed in accordance with the following formula:

            Each eligible employee shall be granted an option to purchase up to the number of shares, 85 percent of the fair market value of which on the date of grant of the option is equal to 10 percent of the basic compensation (as hereinafter defined) earned by the employee. If the number of shares computed in accordance with the foregoing includes a fraction, such number shall be rounded down to the next whole number. For purposes of this paragraph, the term "basic compensation" is the yearly cash compensation of the employee (assuming equal payments over a 12- month period) excluding, without limitation, any bonuses or awards under the Company's management incentive program, but including any quotas set in connection with any sales incentive compensation plan, to be determined as of the pay period immediately preceding a date 30 days prior to the date of grant of such option.

                   Notwithstanding the above, the Committee shall, in its discretion, have the authority to exclude, with respect to all employees, any other form of compensation from the definition of "basic compensation," provided such exclusion shall comply with Section 423(b)(5) of the Code. In addition, the Committee shall, in determining the number of shares subject to an option, have the authority, prior to the date of grant of such option, to adjust the percentage to a percentage from 1 percent to 10 percent, both inclusive. Further, the Committee may, in its discretion, prior to any offering pursuant to the Plan, set a maximum aggregate number of shares (subject to Section 4 of the Plan) which may be purchased under options granted pursuant to the offering. In the event employees elect to withhold funds from their compensation and/or to reinvest dividends sufficient to purchase shares in excess of such maximum number, the number of shares purchased by employees under each such option shall be reduced on a pro rata basis.

                   (b) OPTION PRICE. Each option shall state the option price, which shall be determined by the Committee; PROVIDED, however, that such option price shall not be an amount less than the lesser of 85 percent of the fair market value of the shares of Common Stock on the date of the granting of the option or 85 percent of the fair market value of such stock on the exercise date (as defined in Section 5(d) of the Plan). During such time as the Common Stock is quoted as a National Market Issue on the National Association of Securities Dealers Automated National Market Quotation System, the fair market value per share shall be the closing price of the Common Stock as quoted by NASDAQ on the last trading day before the day the option is exercised. Subject to the foregoing, the Committee shall have full authority and discretion in fixing the option price.

                   (c) MEDIUM AND TIME OF PAYMENT. The option price shall be payable in full in United States dollars, pursuant to uniform policies and procedures established by the Committee, not later than the exercise date (as defined in Section 5(d) of the Plan) of such option. The funds required for such payment shall be derived from (i) dividends paid on any shares under the Plan which the employee has elected to use for the payment and (ii) regular withholding from an employee's compensation in approximately equal installments



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         over the term of the option or such other period as may be approved by the Committee. Any such dividends to be used for payment or funds withheld from an employee's compensation in excess of the actual option price shall be refunded to the employee. No interest shall accrue on the employee funds held by the Company. An employee shall have the right at any time to terminate the use of dividends for payment or to terminate the withholding from his compensation of amounts to be paid toward the option price, or to decrease the amount so withheld, by submitting a written request to the Company. An employee shall have the right to cancel his option in whole or in part and to obtain a refund of dividend amounts or amounts withheld from his compensation by the Company by submitting a written request to the Company which must be received by the Company prior to the exercise date. Such withheld amounts shall thereafter be paid to the employee within a reasonable period of time. No interest shall accrue on such amounts.

                   (d) TERM OF OPTION. The date on which the Common Stock to which an option pertains is to be purchased by the optionee (the "exercise date") shall be the last day of the term of the option, except as otherwise provided in the Plan. The Committee shall, in its discretion, establish the term of each option granted hereunder, except that in no event shall any term be in excess of l year or be less than 1 month from the date of grant, and except that all options granted to employees pursuant to any offering under the Plan must be for the same term. Except to the extent an option has been cancelled by the optionee prior to the exercise date, it shall be deemed automatically exercised on the exercise date to the extent of payments received from the optionee.

                   (e) ACCRUAL LIMITATION. No option shall permit the rights of an optionee to purchase stock under all "employee stock purchase plans" (as defined in the Code) of the Company or its Subsidiaries to accrue at a rate which exceeds $25,000 of fair market value of such stock (determined at the time the option is granted) for each calendar year in which the option is outstanding at any time. For purposes of this
        Section 5(e)-(i) the right to purchase stock under an option accrues when the option (or any portion thereof) first becomes exercisable during the calendar year, (ii) the right to purchase stock under an option accrues at the rate provided in the option, but in no case may such rate exceed $25,000 of fair market value of such stock (determined at the time such option is granted) for any one calendar year and (iii) a right to purchase stock which has accrued under an option granted pursuant to the Plan may not be carried over to any other option.

                   (f) TERMINATION OF EMPLOYMENT. In the event that an optionee shall cease to be employed by the Company or any subsidiary of the Company for any reason (including death) before the exercise date such optionee's right to have his option exercised shall be terminated. Any dividends to be used for payment or amounts withheld from the optionee's compensation for purposes of the Plan which remain in an employee's account shall be refunded. No interest shall accrue on such amount.

                   (g) TRANSFER OF OPTION. No option shall be transferrable by an optionee.


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                   (h) ADJUSTMENTS. The Committee may make or provide for such adjustments in the option price and in the number or kind of shares of the Common Stock or other securities covered by outstanding options as the Committee in its sole discretion, exercised in good faith, may determine is equitably required to prevent dilution or enlargement of the rights of optionees that would otherwise result from (a) any stock dividend, stock split, combination of shares, recapitalization or other change in the capital structure of the Company, (b) any merger, consolidation, spin-off, split-off, spin-out, split- up, separation, reorganization, partial or complete liquidation, or other distribution of assets, issuance of rights or warrants to purchase stock, or (c) any other corporate transaction or event having an effect similar to any of the foregoing. Moreover, in the event of any such transaction or event, the Committee, in its discretion, may provide in substitution for any or all outstanding awards under this Plan such alternative consideration as it, in good faith, may determine to be equitable in the circumstances and may require in connection therewith the surrender of all awards so replaced, except that in no event shall the Committee substitute such alternative consideration that would disqualify this Plan as an "employee stock purchase plan" within the meaning of Section 423 of the Code. The Committee may also make or provide for such adjustments in the number or kind of shares of the Common Stock or other securities which may be sold under the Plan as the Committee in its sole discretion, exercised in good faith, may determine is appropriate to reflect any transaction or event described in clause (a) of the preceding sentence.

                   The grant of an option pursuant to the Plan shall not affect in any way the right or power of the Company to make adjustments, reclassifications, reorganizations or changes in its capital or business structure or to merge or to consolidate or to dissolve, liquidate or sell or transfer all or any part of its business or assets.

                   (i) RIGHTS AS A STOCKHOLDER. An optionee shall have no rights as a stockholder with respect to any Common Stock covered by his option until the exercise date following payment in full. No adjustment shall be made for dividends (ordinary or extraordinary, whether in cash, securities or other property) or distributions or other rights for which the record date is prior to the date of such exercise, except as provided in Section 5(h) of the Plan.

                   (j) NONDISTRIBUTION PURPOSE. Unless the Common Stock subject to options under the Plan is registered under the Securities Act of 1933, as amended (the "Securities Act"), each option under the Plan shall be granted on the condition that the purchases of stock thereunder shall not be made with a view to resale or distribution or any participation therein. Resales of such stock without registration under the Securities Act may not be made unless, in the opinion of counsel for the Company, such resale is permissible under the Securities Act and any other applicable law, regulation or rule of any governmental agency.




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                   (k) FRACTIONAL SHARES. An employee's option may be exercised to purchase fractional shares of Common Stock under the Plan. The Company, however, shall have the right to pay cash in lieu of any fractional shares of Common Stock to be distributed from an employee's account under the Plan.

                   (l) OTHER PROVISIONS. The option agreements authorized under the Plan shall contain such other provisions as the Committee may deem advisable, provided that no such provisions may in any way be in conflict with the terms of the Plan.


SECTION 6.  TERM OF PLAN

         Options granted pursuant to the Plan shall be granted within a period of 10 years from the date the Plan was adopted by the board of directors of Roadway Express, Inc.


SECTION 7.  AMENDMENT OR TERMINATION OF THE PLAN

         The Plan may be amended from time to time by the Board of Directors of the Company, but without further approval of the stockholders, no such amendment shall increase the aggregate number of shares of Common Stock that may be issued and sold under the Plan (except that adjustments authorized by the last sentence of the first paragraph of Section 5(h) of the Plan shall not be limited by this provision) or change the designation of Section 3 of the class of employees eligible to receive options. Furthermore, the Plan may not, without further approval of the stockholders, be amended in any manner that would cause options issued under it to fail to meet the requirements applicable to "employee stock purchase plans" as defined in Section 423 of the Code. The Plan may be terminated at any time by the Board of Directors of the Company, subject to the rights of outstanding optionees.


SECTION 8.  APPLICATION OF FUNDS

         The proceeds received by the Company from the sale of Common Stock pursuant to options granted under the Plan shall be used for general corporate purposes.


SECTION 9.  APPROVAL OF STOCKHOLDERS

         The Plan became effective on January 1, 1996 upon approval of the holders of a majority of the shares of Common Stock of Roadway Express, Inc. on December 22, 1995.

SECTION 10.  OPTIONS GRANTED PRIOR TO MAY 30, 2001

         Options granted before May 30, 2001 are covered by the terms of the Plan in effect before this amendment and restatement.



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